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                                                            EXHIBIT 8.(g)(3)(ii)


             AMENDMENT NO. 1 TO RESTATED TRANSFER AGENCY AGREEMENT


         This Amendment, dated the 28th day of June 1991, is entered into between ASSET MANAGEMENT FUND FOR FINANCIAL INSTITUTIONS, INC. (the "Fund"), a Maryland corporation, and PROVIDENT FINANCIAL PROCESSING CORPORATION ("PFPC"), a Delaware corporation which is an indirect wholly- owned subsidiary of PNC Financial Corp.

         WHEREAS, the Fund and PFPC have entered into a Restated Transfer Agency Agreement dated as of March 1, 1991 (the "Transfer Agency Agreement"), pursuant to which the Fund appointed PFPC to act as transfer agent for its investment portfolios; and

         WHEREAS, the Fund's Board of Directors has approved this Amendment;
and

         WHEREAS, the Fund has established an additional Class of Fund Shares, Adjustable Rate Mortgage (ARM) Portfolio Shares, with respect to which it wants to appoint PFPC to act as transfer agent under the Transfer Agency Agreement; and

         WHEREAS, PFPC has notified the Fund that it wants to serve as transfer agent for the Adjustable Rate Mortgage (ARM) Portfolio ("ARM Portfolio");

         NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. Appointment. The Fund hereby appoints PFPC to act as transfer agent, registrar and dividend disbursing agent to the Fund for the ARM Portfolio for the period and on the terms set forth in the Transfer Agency Agreement. PFPC hereby accepts such appointment and agrees to render the services set forth in the Transfer Agency Agreement, for the compensation as agreed to between the Fund and PFPC from time to time.

         2. Capitalized Terms. From and after the date hereof, the following terms as used in the Transfer Agency Agreement shall be deemed to include also the meaning specified herein: "Fund Shares" shall be deemed to include ARM Portfolio Shares; and "Class(es)" shall be deemed to include the class of ARM Portfolio Shares.

         3. Authorized Shares. The following sentence is substituted for the first sentence of Paragraph 6: The Fund's authorized capital stock consists of Four Billion (4,000,000,000) shares of Short-Term Liquidity Portfolio class Common Stock, and Five Hundred Million (500,000,000) shares each of Intermediate-Term Liquidity class Common Stock, Mortgage Securities Performance Portfolio class Common Stock, Corporate Bond Portfolio class Common
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Stock and Adjustable Rate Mortgage (ARM) Portfolio class Common Stock ($.001 par value per Share).

        4. Compensation. Paragraph 16, is hereby amended after the last sentence to include the following three paragraphs:

         As compensation for the services rendered by PFPC for the Adjustable Rate Mortgage (ARM) Portfolio during the term of this Agreement, the Fund will pay to PFPC monthly fees equal to an annual account charge of $15.00; exclusive of out-of-pocket expenses.

         The normal minimum monthly fee for the ARM Portfolio shall be $500; exclusive of out-of-pocket expenses. The minimum monthly fee shall be waived for six months from the commencement of operations and then the following amounts shall be due: $100 in the seventh month, $200 in the eighth month, $300 in the ninth month, $400 in the tenth month and $500 for every month thereafter; unless the ARM Portfolio shall have $50 million in net assets during the twelve month period from commencement of operations, whereupon the full minimum monthly fee shall be charged.

         The minimum monthly fee shall be due if the amount of the total account based fees for a given month are less than the minimum monthly fee.

         5. Miscellaneous. Except to the extent amended and supplemented hereby, the Transfer Agency Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as amended and supplemented hereby.

         IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date and year first above written.

                                        ASSET MANAGEMENT FUND FOR
                                        FINANCIAL INSTITUTIONS, INC.



                                        By:/s/
                                           -----------------------------------
                                           Title:  Vice President


                                        PROVIDENT FINANCIAL PROCESSING
                                        CORPORATION


                                        By:/s/
                                           -----------------------------------
                                           Title:  Vice President





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